CUSIP No. 0003611281                                           Page 1 of 6 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                        Fusion Medical Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0003611281
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)



--------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 0003611281                                           Page 2 of 6 Pages


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1)   Name of Reporting Person                          Domain Partners
     I.R.S. Identification                             III, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                    5)   Sole Voting          588,088 shares
Shares Beneficially               Power                of Common Stock
Owned by Each
Reporting Person
With
                             ---------------------------------------------------
                             6)   Shared Voting
                                  Power                    -0-
                             ---------------------------------------------------
                             7)   Sole Disposi-        588,088 shares
                                  tive Power           of Common Stock
                             ---------------------------------------------------
                             8)   Shared Dis-
                                  positive Power           -0-
                             ---------------------------------------------------

9)   Aggregate Amount Beneficially                     588,088 shares
     Owned by Each Reporting person                    of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        8.2%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                            PN

CUSIP No. 0003611281                                           Page 3 of 6 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                          DP III Associates,
     I.R.S. Identification                             L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                    5)   Sole Voting          20,655 shares
Shares Beneficially               Power                of Common Stock
Owned by Each
Reporting Person
With
                             ---------------------------------------------------
                             6)   Shared Voting
                                  Power                    -0-
                             ---------------------------------------------------
                             7)   Sole Disposi-        20,655 shares
                                  tive Power           of Common Stock
                             ---------------------------------------------------
                             8)   Shared Dis-
                                  positive Power           -0-
                             ---------------------------------------------------

9)   Aggregate Amount Beneficially                     20,655 shares
     Owned by Each Reporting person                    of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        0.3%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                            PN

CUSIP No. 0003611281                                           Page 4 of 6 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                          Domain Associates,
     I.R.S. Identification                             L.L.C.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                             (a) [ X ]
     if a Member of a Group                                (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                              Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                    5)   Sole Voting          8,285 shares
Shares Beneficially               Power                of Common Stock
Owned by Each                                          (including shares
Reporting Person                                       restricted and
With                                                   subject to vesting)
                             ---------------------------------------------------
                             6)   Shared Voting
                                  Power                    -0-
                             ---------------------------------------------------
                             7)   Sole Disposi-        8,285 shares
                                  tive Power           of Common Stock
                                                       (including shares
                                                       restricted and
                                                       subject to vesting)
                             ---------------------------------------------------
                             8)   Shared Dis-
                                  positive Power           -0-
                             ---------------------------------------------------

9)   Aggregate Amount Beneficially                     8,285 shares
     Owned by Each Reporting person                    of Common Stock
                                                       (including shares
                                                       restricted and
                                                       subject to vesting)
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                        0.1%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                            OO

CUSIP No. 0003611281                                           Page 5 of 6 Pages


                         Amendment No. 1 to Schedule 13G
                         -------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed on February 13, 1997 (the "Schedule 13G"). Terms used in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4 - Ownership.

         (a)  Amount Beneficially Owned:

         Domain III: 588,088 shares of Common Stock
         DP III A: 20,655 shares of Common Stock
         DA: 8,285 shares of Common Stock (including shares restricted and subject to vesting)

         (b)  Percent of Class:

         Domain III: 8.2%
         DP III A: 0.3%
         DA: 0.1%

         (c)  Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:

         Domain III: 588,088 shares of Common Stock
         DP III A: 20,655 shares of Common Stock
         DA: 8,285 shares of Common Stock (including shares restricted and subject to vesting)

         (ii) shared power to vote or to direct the vote:  -0-

         (iii) sole power to dispose or to direct the disposition of:

         Domain III: 588,088 shares of Common Stock
         DP III A: 20,655 shares of Common Stock
         DA: 8,285 shares of Common Stock (including shares restricted and subject to vesting)

         (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 0003611281                                           Page 6 of 6 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               DOMAIN PARTNERS III, L.P.
                                               By:  One Palmer Square Associates
                                               III L.P., General Partner

                                               By /s/ Kathleen K. Schoemaker
                                               ---------------------------------
                                                    General Partner


                                               DP III ASSOCIATES, L.P.
                                               By:  One Palmer Square Associates
                                               III L.P., General Partner

                                               By /s/ Kathleen K. Schoemaker
                                               ---------------------------------
                                                    General Partner

                                               DOMAIN ASSOCIATES, L.L.C.


                                               By /s/ Kathleen K. Schoemaker
                                               ---------------------------------
                                                    Managing Member

Date: February 2, 1999